UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Athira Pharma, Inc.
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Athira Pharma Highlights Strong Execution of Strategy and Positioning for the Future

BOTHELL, WA, March 30, 2022 — Athira Pharma, Inc. (NASDAQ: ATHA), a late clinical-stage biopharmaceutical company focused on developing small molecules to restore neuronal health and slow neurodegeneration, today issued the following statement in response to the release from Richard Kayne:

Athira’s board and leadership team are focused on doing what is right for the company, our shareholders and patients. Athira’s highest priority is advancing fosgonimeton through clinical trials and securing regulatory approval for the treatment of Alzheimer’s disease, which impacts as many as 35 million people worldwide. Athira is executing well against that objective and delivering on our target milestones. We are poised to report top line results from the Phase 2 ACT-AD study in the second quarter, which we anticipate will validate the Phase 1b compelling P300 latency results and provide insight into the activity and safety of fosgonimeton. We are also making strong progress advancing our LIFT-AD and SHAPE clinical trials and pipeline.

The board of directors is confident Athira has the right strategy and the right team to lead the company through this pivotal chapter.

Consistent with our commitment to maintaining a board with the right mix of skills and experience, the board has added three independent directors in the last year – Dr. Michael Panzara, Barbara Kosacz and, at the suggestion of Mr. Kayne, Grant Pickering. We are committed to continuing to expand the deep industry, R&D and commercialization expertise on the board and leadership team as we advance our strategy. The skills that Messrs. Kayne and Bickerstaff would bring to the board are already well represented among our existing directors.

Members of our board have spoken with Mr. Kayne numerous times, and especially over the last several weeks. These conversations have focused on our desire to find a collaborative path forward that would allow us to devote our focus and resources to clinical trials and advancing fosgonimeton, which we believe is clearly in the best interests of Athira and our shareholders. Mr. Kayne has rejected our attempts to find common ground.

Mr. Kayne has pushed Athira to resume a formal relationship with his current business partner and the company’s former CEO, Dr. Leen Kawas, who resigned as an executive and stepped down from the board in October 2021. This occurred after an investigation led by an independent board committee found that she altered images in her 2011 doctoral dissertation and in at least four research papers that she co-authored while a graduate student at Washington State University. The board believes that ending Dr. Kawas’s relationship with Athira was and remains in the best interests of Athira and our shareholders.

The company filed its preliminary proxy statement with the SEC on March 25, 2022. The filing can be accessed on the investor relations section of Athira’s website at https://investors.athira.com/financial-information/sec-filings.

Additional Information and Where to Find It

On March 25, 2022, Athira Pharma, Inc. (“Athira”) filed a preliminary proxy statement in connection with its 2022 Annual Meeting of Shareholders (the “Annual Meeting”). Prior to the Annual Meeting, Athira will furnish a definitive proxy statement to its shareholders, together with a WHITE proxy card. SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Athira’s shareholders is available in Athira’s preliminary proxy statement.

Shareholders may obtain, free of charge, Athira’s proxy statement (in both preliminary and definitive form), any amendments or supplements thereto and any other relevant documents filed by Athira with the Securities and Exchange Commission (the “SEC”) in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov). Copies of Athira’s definitive 2022 proxy statement, any amendments or supplements thereto and any other relevant documents filed by Athira with the SEC in connection with the Annual Meeting will also be available, free of charge, at Athira’s website (http://www.athira.com) or by writing to Investor Relations, Athira Pharma, Inc., 18706 North Creek Parkway, Suite 104, Bothell, WA 98011. In addition, copies of these materials may be requested, free of charge, from Athira’s proxy solicitor by writing to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022 or calling toll-free to (877) 456-3510.

About Athira Pharma, Inc.

Athira Pharma Inc., headquartered in the Seattle area, is a late clinical-stage biopharmaceutical company focused on developing small molecules to restore neuronal health and slow neurodegeneration. Athira aims to provide rapid cognitive improvement and alter the course of neurological diseases with its novel mechanism of action. Athira is currently advancing its lead therapeutic candidate, fosgonimeton, a novel small molecule for Alzheimer’s and Parkinson’s disease dementia and Dementia with Lewy bodies. For more information, visit www.athira.com. You can also follow Athira on Facebook, LinkedIn and @athirapharma on Twitter and Instagram.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding fosgonimeton as a potential treatment for Alzheimer’s disease, Parkinson’s disease dementia, Dementia with Lewy bodies, and other dementias; Athira’s platform technology and potential therapies; future development plans; clinical and regulatory objectives and the timing thereof, including the timing of the ACT-AD and LIFT-AD clinical trials and the timing of the Phase 2 clinical trial of fosgonimeton for treatment of Parkinson’s disease dementia; interactions with regulators and the timing thereof, including anticipated timing of IND or equivalent submissions; expectations regarding the potential efficacy and commercial potential of Athira’s product candidates; the anticipated reporting of data; and Athira’s ability to advance its product candidates into later stages of development. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “on track,” “would,” “expect,” “plan,” “believe,” “intend,” “pursue,” “continue,” and other similar expressions, among others. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the preliminary data for Athira’s fosgonimeton product candidate from the Phase 1a/b trials will not continue or persist in current or planned clinical trials; cessation or delay of any of the ongoing clinical trials and/or Athira’s development of fosgonimeton and other product candidates may occur; future potential regulatory milestones of fosgonimeton and other product candidates, including those related to current and planned clinical studies may be insufficient to support regulatory submissions or approval; the impact of the COVID-19 pandemic on Athira’s business, research and clinical development plans and timelines and results of operations, including impact on Athira’s clinical trial sites and contractors who act for or on Athira’s behalf, may be more severe and more prolonged than currently anticipated; the regulatory process for Athira product candidates; the outcome of legal proceedings which have been or may in the future be instituted against us and certain of our directors and officers; clinical trials may not demonstrate safety and efficacy of any of Athira’s product candidates; Athira’s assumptions regarding the sufficiency of its cash, cash equivalents and investments to fund its planned operations may be incorrect; Athira’s research and development efforts and its ability to advance product candidates into later stages of development may fail; any one or more of Athira’s product candidates may not be successfully developed, approved or commercialized; adverse conditions in the general domestic and global economic markets; the impact of competition; while P300 latency is a functional measure that is highly correlated with cognition, Athira may not successfully establish a connection between these P300 latency results and improved cognition; regulatory agencies may be delayed in reviewing, commenting on or approving any of Athira’s clinical development plans as a result of the COVID-19 pandemic, which could further delay development timelines; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; the impact of new or changing laws and regulations; as well as the other risks detailed in Athira’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and Athira undertakes no obligation to update forward-looking statements. Athira may not actually achieve the plans, intentions, or expectations disclosed in its forward-looking statements, and you should not place undue reliance on the forward-looking statements.

Investor & Media Contact:

Julie Rathbun

Athira Pharma

Julie.rathbun@athira.com

206-769-9219